As filed with the Securities and Exchange Commission on November 6, 1998
                                                   REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                          RENAISSANCE WORLDWIDE, INC.
            (Exact name of registrant as specified in its charter)


            MASSACHUSETTS                              04-2920563
     (State or other jurisdiction                    (I.R.S. Employer
   of incorporation or organization)              Identification Number)


                               189 WELLS AVENUE
                          NEWTON, MASSACHUSETTS 02159
                                (617) 527-6886
         (Address, of principal executive offices, including zip code)

                            RICHARD L. BUGLEY, Esq.
                      Vice President and General Counsel
                          Renaissance Worldwide, Inc.
                               189 Wells Avenue
                          Newton, Massachusetts 02159
                                (617) 527-6886
                             (617) 527-6999 (Fax)

              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)
              ----------------------------------------------------
                  Please send copies of all communications to:
                            KEITH F. HIGGINS, Esq.
                                  Ropes & Gray
                            One International Place
                          Boston, Massachusetts 02110
                                 (617) 951-7000
                              (617) 951-7050 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. [_]

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]


                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                Proposed maximum      Proposed maximum      Amount of
Title of each class               Amount to      offering price      aggregate offering    registration
securities to be registered     be registered     per share(1)            price(1)             fee
------------------------------------------------------------------------------------------------------
Common Stock -- No Par Value     1,555,096         $8.6875             $13,509,897          $3,756
=======================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and the low sale prices of Renaissance Worldwide, Inc. common stock, no par value per share, reported on the Nasdaq National Market System on November 3, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE + + MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH + + THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS + + NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO + + BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                               NOVEMBER 6, 1998
                          RENAISSANCE WORLDWIDE, INC.
                                 COMMON STOCK
                               1,555,096 SHARES

                            -----------------------

     Certain stockholders of Renaissance Worldwide, Inc. listed below are offering and selling 1,555,096 shares of Renaissance common stock under this prospectus.

     The selling stockholders obtained their shares of Renaissance common stock during the past year when Renaissance acquired their companies. Some or all of the selling stockholders expect to sell their shares promptly after the date of this Prospectus. The selling stockholders may offer their shares in public transactions on the Nasdaq National Market at prevailing market prices or in negotiated private transactions at negotiated prices. If any selling stockholder offers the shares in an underwritten transaction, the selling stockholder will provide the purchaser with a supplemental prospectus describing the underwriting arrangements.

     Renaissance common stock is listed on the Nasdaq National Market with the ticker symbol: "REGI." On November 3, 1998, the closing price of one share of Renaissance common stock on the Nasdaq National Market was $8.3125.

================================================================================
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENCE.
================================================================================

                            -----------------------

                The date of this Prospectus is November 6, 1998.

                                  THE COMPANY

     The Company provides integrated business and technology consulting services around the world. We maintain offices in the United States, Europe and the Asia-Pacific region. The Company is organized into three business units based upon its principal service categories: strategy, solutions and services. The Strategy Business Unit provides management consulting services. The Solutions Business Unit provides information technology solutions design, implementation and integration services. The Services Business Unit provides information technology professionals on a contract basis to organizations with complex information technology needs and operations.

     Our principal executive offices are located at 189 Wells Avenue, Newton, Massachusetts 02159 and our telephone number is (617) 527-6886.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Common Stock offered by this Prospectus. Except for the historical information contained in this Prospectus, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Important factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.

     Ability to Manage Growth. The Company's business has grown significantly in recent years as a result of both acquisitions and internal growth. This growth has placed significant demands on the Company's managerial and other resources. The Company's ability to manage its growth effectively will require it to continue to improve its operating, financial and other internal systems, as well as its business development capabilities, and to train, motivate and manage an increasing number of employees. These challenges may present themselves in a number of ways. For example, as a result of its acquisitions, the Company currently relies upon several different financial reporting systems to monitor its financial performance. These multiple systems are both inefficient and difficult to operate. The Company is implementing a new single financial reporting system to better monitor the financial performance of its business units. If the Company fails to implement this system effectively or if it experiences complications transitioning to the new system, it could adversely affect the Company's ability to manage its business, which in turn could adversely affect the Company's operating results and its stock price.

     Risks Associated with Acquisitions and Integration of Acquired Businesses. The Company has completed more than twenty acquisitions in the last two years and acquisitions continue to be an important part of its growth strategy. Acquisitions, however, inherently involve certain risks, including the risk that an acquired business will not generate anticipated revenues or earnings or that it will have unknown or undisclosed liabilities. Should any of these risks prove true, the Company's business would be adversely affected.

     In addition, the Company only receives the anticipated benefits from an acquisition if it successfully integrates the business in a timely manner. This integration requires substantial attention from management and difficulties encountered in the integration process may have an adverse effect on the Company's business. The failure to integrate acquired businesses carefully may heighten the possibility that key employees of acquired businesses will leave the Company, which in turn may further complicate the Company's integration
efforts.   Also, the process of integrating an acquired business may interrupt its business cycle or the business cycle of the Renaissance business unit into which it is being integrated. The failure of the Company to successfully integrate acquisitions because of these or other factors would adversely affect the Company's business.

     Need to Hire and Retain Qualified Professionals.   The Company's business
and its future growth depends upon its ability to attract and retain an increasing number of experienced and skilled employees, including management consultants, IT professionals and IT project managers. Competition for these professionals is intense as demand for their services generally exceeds their availability. Despite the Company's best efforts, not all of its management and IT consultants will be continually satisfied with the culture, compensation and benefits that it offers. This problem can be particularly troublesome with professionals of an acquired business who may have come from a corporate culture that is different than the Company's. There is great mobility among the employees that the Company needs to attract. Many of the Company's competitors have substantially greater financial and other resources than the Company and may offer more attractive compensation and benefits packages. If the Company does not recruit, train and maintain a sufficient number of professional personnel, the Company's business would be adversely affected.

     Risks Associated with the Year 2000 Problem. The "Year 2000" problem arose because many computer programs use only the last two digits to refer to a year. The Company is engaged by some of its clients to evaluate and remedy the client's Year 2000 problem. Many of the Company's engagements in this area are integral to the client's operations and business. Despite its best efforts, due to the complexity of the Year 2000 problem and its possible association with critical client systems or processes, the Company may be liable to claims from clients that the Company's work failed to properly evaluate or remedy the client's Year 2000 problem. Any such claims, whether meritorious or not, may adversely affect the Company's business.

     Project Risks.   Many of the Company's engagements involve projects that
are mission critical to the operations of its customers' businesses and which involve the development of leading-edge software applications. Despite its best efforts, the Company may not always be able to fully satisfy a customer's expectations and not all of these leading-edge software applications will always work as expected. Customer dissatisfaction in certain circumstances could affect the willingness of that client to pay the Company for its services, which would result in a financial loss on that project and might also damage the Company's reputation and negatively affect its ability to attract new business. In addition, the Company often alters a project to accommodate a change in client objectives, in response to unanticipated but welcomed capabilities or in response to unwelcome challenges. Although the Company generally seeks fee adjustments when the scope of a project is changed, it may not always be successful in obtaining an adjustment as large as the one it seeks. To the extent that projects are extended or enlarged without corresponding changes in fee schedules, the Company's business would be adversely affected.

     Risk of International Operations. As a result of several acquisitions, the Company recruits consultants and generates a portion of its revenues from outside the United States. The Company believes that its international operations will continue to grow. Foreign operations are subject, however, to special risks that can adversely affect sales and profits. These risks include:

 .  currency exchange rate fluctuations    .  tariff and trade barriers
 .  labor strikes                          .  immigration laws and regulations
 .  political and economic disruptions     .  potentially adverse tax consequences
 .  changes in government policies and     .  exchange controls
   regulatory requirements

     Dependence on Key Clients; Price Reduction Agreements; Terminability of
Client Arrangements.   Although none of the Company's clients accounts for more
than 5% of the Company's revenues, the successive loss of one or more of the Company's significant clients may adversely affect the Company's business. In addition, the Company occasionally provides large clients with reduced prices for its services to retain a desired volume of business or to obtain a preferred vendor status with these clients. As a result, the Company may face strong pricing pressures from these clients. Further, in virtually all cases a client can terminate the Company's services agreements on short notice and without any penalty. If a number of these cancellations were to occur in a short time period, the Company's business and operating results would be adversely affected in the short run.

     Dependence on Key Personnel.   The Company's continued growth depends on a
number of key executive and technical personnel. In particular, the Company is highly dependent on the continued service of its founder, President and Chief Executive Officer, Mr. G. Drew Conway. The loss of Mr. Conway, or any other key employee, could adversely affect the Company's business. The Company maintains a split dollar key man life insurance policy on Mr. Conway.

     Concentration of Ownership.   Approximately 37% of the Company's Common
Stock is held by executives of the Company, including 24.6% which is held by Mr. Conway and 11.7% which is held by Terry L. Hunter, President of The Hunter Group, Inc., a wholly-owned subsidiary of the Company ("The Hunter Group").
As a result, Messrs. Conway and Hunter would be able to significantly influence any matter requiring stockholder approval. In addition, this concentration of ownership could have the effect of making it difficult for a third party to acquire control of the Company and may discourage third parties from attempting to do so. Finally, future sales of substantial amounts of

Common Stock by Mr. Conway or Mr. Hunter, or the potential for such sales, could adversely affect the prevailing market price of the common stock.

     Dependence on PeopleSoft.   The Hunter Group has a very close commercial
relationship with PeopleSoft, a provider of ERP software products, and a substantial proportion of The Hunter Group's revenue is derived from this relationship. As a result, The Hunter Group, and therefore the Company, is in part dependent on PeopleSoft's marketing efforts and continued success. Any adverse change in The Hunter Group's commercial relationship with PeopleSoft could adversely affect The Hunter Group's ability to provide services to existing or potential clients. Any changes in the vendor-sponsored programs in which The Hunter Group participates or any deterioration in the relationship between The Hunter Group and PeopleSoft may result in the loss of vendor certifications, or a reduction in the number of client referrals or other vendor actions, any of which could adversely affect The Hunter' Group's business and thereby the Company's business.

     Rapid Technological Change.   The Company's success depends in part on its
ability to develop information technology solutions that keep pace with continuing changes in information technology, evolving industry standards and changing client requirements. In addition, the Company's business may be adversely affected by the development of technologies that may render the Company's technologies and solutions obsolete or uncompetitive.

     Potential Decrease in Services After the Year 2000.   As the year 2000
approaches, many potential clients are evaluating their legacy systems and must decide whether to repair or replace existing applications that have Year 2000 operability issues. Although the Company believes that these evaluations are increasing the demand for the Company's evaluation and remedial services, the demand for these services will necessarily dissipate as Year 2000 issues are resolved. Given the lack of precedent for an issue of this magnitude, the Company's ability to accurately forecast the effect of this issue on quarter-to-quarter revenue achievement is limited and the Company's failure to estimate this forecast accurately could have an adverse affect on the Company's business.

     Government Regulation of Immigration.   Each year the Company hires IT
professionals who are foreign nationals working in the United Stated under H-1B permits. Under current law, there is a fixed annual number of H-1B visas available for issuance and once this limit has been reached the Company is unable to retain the services of additional foreign nationals until additional H-1B visas are made available in the next fiscal year. The inability by the Company to hire as many foreign nationals under H-1B visas may adversely affect the business of the Company.

     Fluctuations in Operating Results; Seasonality. The Company's operating results may fluctuate from quarter to quarter as a result of many different factors, including the number, significance, mix and timing of client projects, the number of business days in a particular period, and general economic
conditions.   As the Company's Solutions Group continues to grow
and as this unit contributes a greater percentage of the Company's revenues, the Company expects that it may experience greater variability in its quarterly operating results. In particular, the Company tends to experience a certain amount of seasonality in the fourth quarter due to the increased number of holidays in that quarter.

     Fluctuations in the General Economy.   Demand for IT consulting services
will be affected by the general health of the domestic and international economies. Some of the Company's clients may reduce capital expenditures relating to information technology if they suffer slowdowns in their businesses due to a general slowing of the economy. This reduction in capital spending may require some of the Company's clients to delay or cancel information technology projects that the Company had been engaged to manage or on which the Company's consultants may have been staffed. Fluctuations in the general economy which adversely impact the capital expenditure or other budgets of the Company's clients may adversely affect the Company's business.

     Competition.   The market for information technology services and
management consulting services includes a large number of competitors, experiences rapid changes and is highly competitive. The Company's competitors include "Big Five" accounting firms, systems consulting and integration firms, application software development firms, services divisions of computer equipment companies and general management consulting companies. Moreover, the Company often competes with the internal resources of its clients. The competitive nature of the Company's marketplaces creates pricing pressures which may adversely affect the Company's business.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     During the Company's fiscal year ended June 28, 1997 and the six-month transition period ended December 27, 1997, the Company acquired Application Resources, Inc. ("ARI"), Shamrock Computer Resources, Ltd. ("SCR"), Renaissance Solutions, Inc. ("RSI") and The Hunter Group ("Hunter") in transactions accounted for as poolings of interest. In the second quarter of fiscal 1998, the Company acquired Triad Data, Inc. ("Triad") and Neoglyphics Media Corporation ("Neoglyphics") in transactions also accounted for as poolings of interest. Each of the acquired companies had a fiscal year that ended in December. The Statement of Operations Data and Balance Sheet Data for the Company's fiscal years presented below give effect to these acquisitions by combining their financial position as of the date shown and their results of operations for the twelve months ended on that date with those of the Company, as shown in the following table. For the transition period, the Statement of Operations Data and Balance Sheet Data reflect the results of operations for the six months ended December 27, 1997 and the financial position on that date for all the companies.

                RENAISSANCE         ARI              SCR            RSI          HUNTER          TRIAD        NEOGLYPHICS
               -------------  ----------------  -------------  -------------  -------------  -------------  ----------------
Fiscal 1993..  May 31, 1993              --     Dec. 31, 1993  Dec. 31, 1993  Dec. 31, 1992  Dec. 31, 1993             --
Fiscal 1994..  May 31, 1994   Dec. 31, 1994(a)  Dec. 31, 1994  Dec. 31, 1994  Dec. 31, 1993  Dec. 31, 1994             --
Fiscal 1995..  June 24, 1995  Dec. 31, 1995     Dec. 31, 1995  Dec. 31, 1995  Dec. 31, 1994  Dec. 31, 1995  Dec. 31, 1995(b)
Fiscal 1996..  June 29, 1996  June 30, 1996     June 30, 1996  Dec. 31, 1996  Dec. 31, 1995  Dec. 31, 1996  Dec. 31, 1996
Fiscal 1997..  June 28, 1997  June 30, 1997     June 30, 1997  June 30, 1997  Dec. 31, 1996  Dec. 31, 1997  Dec. 31, 1997

(a) ARI commenced operations as a separate entity on October 1, 1994. The results of operations for 1994 include the three months ended December 31, 1994.
(b) Neoglyphics commenced operations as a separate entity in February 1995. The results of operations for 1995 include the 11 months ended December 31, 1995.

     The following table sets forth, on the basis described above, certain selected consolidated financial data of the Company. The selected consolidated financial data should be read in conjunction with ''Managements Discussion and Analysis of Financial Condition and Results of Operations'' and the Consolidated Financial Statements and Notes thereto incorporated by reference into this report from Form 8-K filed on November 5, 1998.




                                      May 31,                                             Transition      Six Months Ended
                                -------------------                                       Period        --------------------
                                                      June 24,    June 29,    June 28,    December 27,  June 28,    June 27,
                                1993       1994       1995(1)(2)  1996(2)(5)  1997(2)(4)  1997          1997        1998
                                -------    --------   ---------   ---------   ---------   --------      --------    --------
                                                      (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenue....................     $72,544    $123,447   $221,957    $333,063    $489,833     $320,119      $270,625    $371,831
Cost of revenue............      55,470      88,703    156,913     232,496     342,422      215,695       189,811     246,461
                                -------    --------   --------    --------    --------     --------      --------    --------
Gross profit...............      17,074      34,744     65,044     100,567     147,411      104,424        80,814     125,370
Selling, general and
 administrative expenses...      17,107      27,031     50,344      76,794     108,642       81,686        62,443      96,662
Acquisition-related
 expenses (3)..............          --          --         --       3,524       8,268       17,961          (400)      6,904
                                -------    --------   --------    --------    --------     --------      --------    --------
Income (loss) from
 operations................         (33)      7,713     14,700      20,249      30,501        4,777        18,771      21,804
Interest and other income
 (expense), net............        (350)       (901)      (804)       (773)      3,267         (678)          757      (1,932)
                                -------    --------   --------    --------    --------     --------      --------    --------
Income (loss) before
taxes......................        (383)      6,812     13,896      19,476      33,768        4,099        19,528      19,872
Provision for income
taxes......................         283         619      3,607       7,456      16,594        8,330         7,720      14,848
                                -------    --------   --------    --------    --------     --------      --------    --------
Net income (loss)..........      $ (666)   $  6,193   $ 10,289    $ 12,020    $ 17,174     $ (4,231)     $ 11,808    $  5,024
                                =======    ========   ========    ========    ========     ========      ========    ========
Net income (loss) per
 share -- basic............      $(0.02)      $0.17      $0.25       $0.28       $0.34       $(0.08)     $   0.22    $   0.09

Weighted average common
 shares outstanding  --
 basic.....................      35,643      36,027     40,776      42,885      50,495       54,537        52,961      55,205
Net income (loss) per
 share -- diluted..........      $(0.02)      $0.17      $0.24       $0.26       $0.31       $(0.08)     $   0.21    $   0.09
Weighted average common
 and potential common
 shares outstanding --
 diluted...................      35,643      36,749     43,013      46,862      54,607       54,537       56,131      58,430
Distributions..............     $   206    $    530      4,372       2,958    $  3,465     $    925     $  2,000    $     --

BALANCE SHEET DATA:
Cash and cash equivalents..     $   399    $  3,222   $  8,067    $ 64,507    $ 30,013     $ 19,956     $ 30,013    $  6,801
Working capital............       2,214       7,842     26,958     113,147     134,023       75,411      134,023      85,165
Total assets...............      16,898      36,747     75,835     168,024     256,921      316,177      256,921     361,424
Total debt, including
 current portion...........       8,852      13,469     25,016      11,198      12,021       49,928       12,021      71,394
Stockholders' equity.......       2,649      10,670     33,346     123,743     197,092      193,895      197,092     215,380


(1) Renaissance changed its fiscal year end from May 31 to the last Saturday in June, effective with the fiscal year ended June 24, 1995. Accordingly, the June 1994 results are not included in the data presented above.
(2) Statement of Income Data for the years ended June 24, 1995, June 29, 1996 and June 28, 1997 are for 52, 53 and 52 weeks, respectively.
(3) Represents transaction and other related costs associated with acquisitions accounted for as poolings of interests.
(4) In August 1996, ARI received a settlement of $1.6 million from its insurance company for payment of defense costs and related expenses associated with certain litigation. This amount, less related expenses, has been included in interest and other income (expense), net, in the Statement of Operations Data above.
(5) In conjunction with the renegotiation of Renaissance's lease with a real estate trust of which Mr. Conway is the sole beneficiary and an officer of the Company is the trustee (the ''Realty Trust''), the accounts of the Realty Trust have been consolidated with those of Renaissance, commencing September 19, 1995. See Note 15 to Consolidated Financial Statements.


                                USE OF PROCEEDS

  All net proceeds from the sale of the Renaissance shares will go to the stockholders who offer and sell them. Renaissance will not receive any proceeds from this offering.

                              SELLING STOCKHOLDERS

     The selling stockholders acquired their shares of Renaissance common stock from the Company in exchange for an equity interest in a business that the Company acquired. Each of the selling stockholders is a party to a registration rights agreement in which the Company agreed to register a portion of their Renaissance shares upon their request and to use its best efforts to keep the registration statement effective for ninety (90) days, or until all of the registered Renaissance shares are sold, whichever comes first. Registration of these shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

     The material relationships between the selling stockholders and Renaissance are as follows: Alex Zoghlin formerly was the chief technology officer of Neoglyphics Media Corporation and Gilbert Zoghlin formerly was the chief executive officer of Neoglyphics Media Corporation, a wholly-owned subsidiary of the Company. Melissa Moore, Wendy Berger Shapiro and Nathan Schrenk are employees of Neoglyphics. Harley Lippman formerly was the President of Triad Data, Inc., a wholly-owned subsidiary of the Company. In addition, one or more of the selling stockholders may donate or transfer as gifts some or all of their Renaissance shares, or may transfer their shares for no value to other beneficial owners. The selling stockholders will include these donees or transferees as selling stockholders in a prospectus supplement if the donees or transferees wish to use this prospectus to re-offer the shares.

     The shares listed below represent all of the shares that each selling stockholder currently beneficially owns, the number of shares each of them may offer and the number of shares each of them will own after the offering assuming they sell all of the shares. Their percentage ownership in the Company is shown in parentheses next to the number of shares:



                            SHARES BENEFICIALLY OWNED               SHARES BENEFICIALLY
SELLING                     AND OWNERSHIP PERCENTAGE  SHARES BEING  OWNED AND OWNERSHIP
STOCKHOLDER                 PRIOR TO OFFERING (1)     OFFERED       PERCENTAGE AFTER OFFERING (1)
--------------------------  ------------------------- ------------  -----------------------------
Harley Lippman                      2,440,920(4.3%)      500,000             1,940,920(3.5%)
Alex Zoghlin (2)                    1,001,965(1.8%)      495,272               506,693(*)
Gilbert Zoghlin (2)                   799,548(1.4%)      394,064               405,484(*)
Melissa Moore (2)                     101,208(*)          50,604                50,604(*)
Wendy Berger Shapiro (2)               60,725(*)          30,362                30,363(*)
Dale Zoghlin (2)                       40,483(*)          20,241                20,242(*)
Malia Zoghlin (2)                      40,483(*)          20,241                20,242(*)
Ryan Zoghlin (2)                       40,483(*)          20,241                20,242(*)
Nathan Schrenk (2)                     25,302(*)          24,071                 1,231(*)

(1) Assumes that all of the shares held by the selling stockholder and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

(2) There are no agreements, commitments or undertakings with respect to the voting or disposition of the securities.

(*)  Less than one percent.

                              PLAN OF DISTRIBUTION

     The Company is registering the shares on behalf of the selling stockholders. "Selling stockholders", as used in this prospectus, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer their Renaissance shares at various times in one or more of the following transactions:

     .  in the over-the-counter market;

     .  in private transactions other than in the over-the-counter market;

     .  in connection with short sales of the Renaissance shares;

     .  by pledge to secure debts and other obligations;

     . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     .  in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

     The SEC allows the Company to "incorporate by reference" the information it files with them, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that the Company files later with the SEC will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 28, 1998 and June 27, 1998 filed with the Commission on May 12, 1998 and August 11, 1998 respectively;

     2. The Company's Transition Annual Report on Form 10-K for the 6-month period ended December 27, 1997 as filed with the Commission on March 27, 1998 except for Item 8, Financial Statements and Schedules which have been restated to reflect the poolings of interest transactions with Neoglyphics Media Corporation and Triad Data, Inc. See Form 8-K as filed with the Commission on November 5, 1998 for restated financial statements;

     3. The Company's Proxy Statement as filed with the Commission on April 24, 1998; and

     4. The Company's Current Reports on Form 8-K as filed with the Commission on April 15, 1998, June 5, 1998, June 15, 1998 and November 5, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:

                   Renaissance Worldwide, Inc.
                   189 Wells Avenue
                   Newton, Massachusetts 02159
                   Attention:  Investor Relations
                   (617) 527-6886

     This prospectus is part of a registration statement that the Company filed with the SEC. You should rely only on the information or representations provided in this prospectus. Neither the Company nor any of the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL OPINIONS

     For the purpose of this offering, Ropes & Gray, Boston, Massachusetts, is giving its opinion on the validity of the shares.

                                    EXPERTS

     The consolidated financial statements of Renaissance Worldwide, Inc. incorporated in this Prospectus by reference to the Company's filing on Form 8-K dated November 5, 1998, except as they relate to Shamrock Computer Resources, Ltd. for the year ended December 31, 1995, Renaissance Solutions, Inc. as of December 31, 1996 and for each of the two years then ended, The Hunter Group, Inc. as of December 31, 1995 and 1996 and for each of the three years ended December 31, 1996, Triad Data, Inc., as of December 31, 1996 and 1997 and for the three years then ended and Neoglyphics Media Corp. as of December 31, 1997 and for the year then ended, have been audited by PricewaterhouseCoopers LLP, independent accountants. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The financial statements of Shamrock Computer Resources, Ltd. for the year ended December 31, 1995, not separately presented in the Form 8-K, have been audited by Graves, McKenna, Lundeen & Almquist PLLP, independent accountants, whose report thereon appears in the Form 8-K. Such financial statements, to the extent they have been included in the financial statements of Renaissance Worldwide, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Renaissance Solutions, Inc. as of December 31, 1996 and for the two years then ended, not separately presented in the Form 8-K, have been audited by Deloitte & Touche LLP, independent accountants, whose report thereon appears in the Form 8-K. Such financial statements, to the extent they have been included in the financial statements of Renaissance Worldwide, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

     The financial statements of The Hunter Group, Inc. as of December 31, 1995 and 1996 and for the three years ended December 31, 1996, not separately presented in the Form 8-K, have been audited by PricewaterhouseCoopers, independent accountants, whose report thereon appears in the Form 8-K. Such financial statements, to the extent they have been included in the financial statements of Renaissance Worldwide, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Triad Data, Inc. as of December 31, 1996 and 1997 and for the three years then ended, not separately presented in the Form 8-K, have been audited by Goldstein, Golub, Kessler LLP, independent accountants, whose report thereon appears in the Form 8-K. Such financial statements, to the extent they have been included in the financial statements of Renaissance Worldwide, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

      The financial statements of Neoglyphics Media Corporation as of December 31, 1997 and for the year then ended, not separately presented in the Form 8-K, have been audited by Katch Tyson & Company, independent accountants, whose report thereon appears in the Form 8-K. Such financial statements, to the extent they have been included in the financial statements of Renaissance Worldwide, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following statement sets forth the estimated amounts of expenses to be borne by the Company in connection with the offering described in this Registration Statement:

Securities and Exchange Commission
Registration Fee                                        $ 3,756

Legal Fees and Expenses                                 $20,000

Miscellaneous Expenses                                  $15,000

     Total Expenses                                     $38,756


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Massachusetts General Laws, Chapter 156B, Section 67, empowers a Massachusetts corporation to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation, unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the Company. The Company's Restated Articles of Organization, as amended and restated, contains provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by Massachusetts law.

ITEM 16.  EXHIBITS

5.        Opinion of Ropes & Gray re:  validity of shares.

23.1      Consent of PricewaterhouseCoopers LLP.

23.2      Consent of Graves, McKenna, Lundeen & Almquist, PLLP.

23.3      Consent of Deloitte & Touche LLP.

23.4      Consent of PricewaterhouseCoopers LLP.

23.5      Consent of Katch, Tyson and Company.

23.6      Consent of Goldstein Golub Kessler LLP.

23.7 Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.).

24.1 Power of Attorney (included as part of signature page filed herewith).

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K) (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 5th day of November, 1998.

                                    RENAISSANCE WORLDWIDE, INC.



                                    By: /s/ G. Drew Conway
                                       -------------------------------------
                                       G. Drew Conway
                                       President and Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Renaissance Worldwide, Inc., hereby severally constitute Robert E. Foley, Richard L. Bugley and Keith F. Higgins, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Renaissance Worldwide, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Witness our hands on the date set forth below.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                       TITLE                            DATE
     ---------                       -----                            ----


/s/ G. Drew Conway         President, Chief Executive           November 5, 1998
----------------------     Officer, Chairman of the Board,
G. Drew Conway             and Director


/s/ Robert E. Foley        Chief Financial Officer and          November 5, 1998
----------------------     Treasurer
Robert E. Foley


/s/ Terry L. Hunter        Director                             November 5, 1998
----------------------
Terry L. Hunter


/s/ Robert P. Badavas      Director                             November 5, 1998
----------------------
Robert P. Badavas


/s/ Paul C. O'Brien        Director                             November 5, 1998
----------------------
Paul C. O'Brien

                                                                   EXHIBIT INDEX
                                                                   -------------


NUMBER                    TITLE OF EXHIBIT                                  PAGE
------                    ----------------                                  ----

 5.       Opinion of Ropes & Gray re: validity of shares

23.1      Consent of PricewaterhouseCoopers LLP

23.2      Consent of Graves, McKenna, Lundeen & Almquist, PLLP

23.3      Consent of Deloitte & Touche, LLP

23.4      Consent of PricewaterhouseCoopers LLP

23.5      Consent of Katch, Tyson & Company

23.6      Consent of Goldstein Golub Kessler LLP

23.7 Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.)

24.1 Power of Attorney (included as part of signature page filed herewith)